EXHIBIT 99.2

Contact:	Porter, LeVay & Rose, Inc.
Provectus Pharmaceuticals, Inc.	Marlon Nurse, DM, VP – Investor Relations
Peter R. Culpepper, CFO, COO	Bill Gordon, SVP – Media Relations
Phone: 866-594-5999 #30	Phone: 212-564-4700

FOR IMMEDIATE RELEASE

ALFRED E. SMITH IV APPOINTED TO PROVECTUS PHARMACEUTICALS’S
 BOARD OF DIRECTORS

Knoxville, TN, July 13, 2011 – Provectus Pharmaceuticals, Inc. (OTC BB: PVCT, http://www/pvct.com), a development-stage oncology and dermatology biopharmaceutical company, has appointed Alfred E. Smith IV to its Board of Directors, increasing the number of independent members of the Board as it further strengthens its Corporate Governance.

Alfred E. Smith IV, age 60, is currently a Senior Advisor for the Marwood Group, a healthcare advisory and financial services firm, is Senior Advisor for Next Health, is Senior Advisor for K2 Global Consulting, N.A., LLC, and serves on the Boards for the Tony Blair Faith Foundation and Mutual of America Capital Management Corporation, and formerly for Rica Foods, Inc. Smith began his career on Wall Street as an independent broker on the New York Stock Exchange in 1972. He subsequently joined Mitchell-Hutchins as Vice President, served as a Partner of CMJ Partners, and worked for Bear Wagner Specialists LLC as Senior Managing Director, until his retirement in 2006. Mr. Smith attended Villanova University.

Mr. Smith is active with numerous charities, including serving as Chairman of the Irish Chamber of Commerce and Hackers for Hope. In addition, he is a former Director of the Center for Hope, a former Trustee of Calvary Hospital and former Chairman of the Board of St. Vincent’s Catholic Medical Center. He also serves as the Director, Secretary, and Dinner Chairman for the Alfred E. Smith Memorial Foundation, as well as Master of Ceremonies at the annual Alfred E. Smith Memorial Foundation Dinner.

Mr. Smith said, “As a new member of Provectus’ Board of Directors, I am looking forward to focusing on bringing more visibility to the therapies it is developing to treat various forms of cancer. Much of my efforts over the years have been spent on raising funds for the fight against cancer. I am particularly interested in the potential of Rose Bengal in Provectus’ PV-10 formulation, and look forward to building the company’s awareness amongst various constituencies, including the Federal government and the philanthropic community.”

Dr. Craig Dees, PhD., CEO of Provectus said, “Considering Mr. Smith’s extensive financial and healthcare experience, including his involvement with a number of charity organizations in the health and medical fields, we are thrilled to welcome him to our Board of Directors. We are optimistic that his knowledge of both business and medicine will help to provide Provectus with important direction as we continue to implement our drug development and corporate strategies.”

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About Provectus Pharmaceuticals, Inc.
Provectus Pharmaceuticals specializes in developing oncology and dermatology therapies. Its novel oncology drug PV-10 is designed to selectively target and destroy cancer cells without harming surrounding healthy tissue, significantly reducing systemic side effects. Its oncology focus is on melanoma, breast cancer and metastatic cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. Its dermatological drug PH-10 also targets abnormal or diseased cells, with the current focus on psoriasis and atopic dermatitis. Provectus has recently completed its Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company's other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus please visit the Company's website at www.pvct.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

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